                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT
                              --------------------

         THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT is entered into as of the 27th day of June, 2000, by and among CONSOLIDATED STORES CORPORATION, a Delaware corporation ("CSC"), CONSOLIDATED STORES CORPORATION, an Ohio corporation ("Consolidated") (CSC and Consolidated are hereinafter jointly referred to as "Employer"), and William G. Kelley, an individual residing in Florida ("Executive").

                              W I T N E S S E T H:

         WHEREAS, Executive was formerly employed by each of CSC and Consolidated as its Chief Executive Officer, President and Chairman of the Board of Directors; and

         WHEREAS, effective as of June 27, 2000 (the "Amendment Effective Date"), Executive voluntarily resigned from his positions as Chief Executive Officer and President of CSC and Consolidated, resigned from his position as Chairman of the Board of Directors of Consolidated and retired from all service as an employee, officer and director of each of CSC's other direct and indirect subsidiaries; and

         WHEREAS, Executive will continue as Chairman of the Board of Directors of CSC (the "Board") until the date prior to the date of the next scheduled meeting of the Board of CSC which will be August 14, 2000 and thereafter will continue as an employee of Employer pursuant to this Employment Agreement; and



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         WHEREAS, the parties desire to set forth the terms and conditions of
Executive's continued employment with Employer;

         NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:

         1. RESIGNATIONS.

         (a) Executive acknowledges and agrees that, effective as of the Amendment Effective Date, he voluntarily resigned from his positions as Chief Executive Officer and President of each of CSC and Consolidated, resigned from his position as Chairman of the Board of Directors of Consolidated and retired from all service as an employee, officer and director of each of CSC's other direct and indirect subsidiaries.

         (b) Executive shall serve as Chairman of the Board of CSC until August 14, 2000, whereupon he shall voluntarily resign as director and Chairman of the Board of CSC.

         2. EMPLOYMENT DUTIES.

         (a) EMPLOYMENT. During the term of this Employment Agreement, and in addition to his duties as Chairman of the Board of CSC until August 14, 2000, Employer shall employ Executive as an employee of Employer, with the duty of providing advice and counsel from time to time to the Board of CSC and to Employer's senior management relating to (i) merchandising matters, (ii) the competitors of Employer, (iii) mergers and acquisitions and (iv) such other strategic matters as determined by the Board of CSC or by senior management of Employer. Executive shall



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report directly to the Vice Chairman of the Board of CSC. Executive shall prepare monthly reports (one per quarter which shall be in writing) summarizing his activities and shall prepare such other summary reports as the Vice Chairman of the Board of CSC may reasonably request on matters within the scope of the Executives duties hereunder. Except for his position as Chairman of the Board of CSC until August 14, 2000, Executive shall not be an officer or director of CSC or any of its subsidiaries.

         (b) DUTIES AND ATTENTION. Executive shall, from time to time, devote such portion of his business time and attention to his duties and responsibilities hereunder as is necessary to fulfill those duties and shall perform diligently such duties. Subject to Paragraph 9(a), so long as it does not interfere in any material respect with his duties under this Employment Agreement, Executive may (i) render services of a business, professional, commercial or other nature for compensation to other persons or firms, (ii) attend to outside investments and serve as a director, trustee or officer of or otherwise participate in educational, welfare, social, religious and civic organizations and (iii) serve as a director of public or private corporations that are not engaged in the Company Business (as defined in Paragraph 9(a) hereof).

         (c) BUSINESS DECISIONS. Executive shall have no liability to Employer for any act or omission undertaken during the term of this Employment Agreement in his good faith business judgment in furtherance of his duties as prescribed in or under this Employment Agreement.





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

         (d) INDEMNIFICATION. For service through the Amendment Effective Date as a director or officer of CSC, Consolidated or any subsidiary of either of them and for service as Chairman of the Board of CSC through August 14, 2000, which service shall in each instance be deemed to be at the request of CSC and its Board of Directors, Executive shall be entitled to the protection of the applicable indemnification provisions of the charter and by-laws of CSC, Consolidated and any such subsidiary, and Employer agrees to indemnify and hold harmless Executive from and against any claims, liabilities, damages or expenses incurred by Executive in or arising out of the status, capacities and activities as an officer or director of CSC, Consolidated and any subsidiary of either to the maximum extent permitted by law.

         3. TERM.

         Subject to the effectiveness of this Employment Agreement pursuant to
Section 22, Executive's service as an employee hereunder shall commence as of the Amendment Effective Date and shall end on August 14, 2002, unless earlier terminated as provided herein.

         4. COMPENSATION.

         (a) SALARY. For Executive's service as an employee hereunder, Employer shall pay to Executive a base salary as follows, (i) for the period commencing on the Amendment Effective Date and ending on August 14, 2001, a salary at the rate of nine hundred eighty-two thousand dollars ($982,000.00) per annum, and
(ii) for the period August 15, 2001 through August 14, 2002, a salary of two hundred thousand dollars



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

($200,000) and, in the case of each of (i) and (ii), payable in those installments customarily used in payment of salaries to Employer's executives (but in no event less frequently than monthly).

         (b) BONUS. (i) In addition to the salary compensation as above stated, Employer shall pay to Executive bonus compensation for the fiscal year 2000 equal to the bonus to which he would have been entitled under Employer's Key Associate Annual Incentive Compensation Plan as in effect on the date hereof had he remained Chairman of the Board and Chief Executive Officer of CSC through the end of such fiscal year, multiplied by a fraction, the numerator of which is 199 (the number of days in fiscal year 2000 through August 14, 2000) and the denominator of which is 365. Executive's bonus as set forth in this Paragraph 4(b) shall be the only cash incentive compensation to which Executive shall be entitled in respect of his services during the term of this Employment Agreement.

         (ii) Any bonus paid for the fiscal year 2000 under Paragraph 4(b)(i) shall be paid as and when such bonuses are paid to senior management of Employer. In the event of a termination of Executive's employment prior to the payment of said bonus as a consequence of Executive's death or "permanent disability" (as defined below), Executive or his estate, as the case may be, shall be entitled to receive said bonus when and as provided in the first sentence of this Paragraph 4(b)(ii). For the purposes of this Employment Agreement, Executive's "permanent disability" occurrence and benefits


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

shall be determined in the same manner as are other such occurrences and benefits under Employer's Disability Policy in effect at the date of the occurrence.

         (c) ACCELERATED PAYMENTS. (i) Upon a "Change in Control" of CSC, all amounts payable under this Paragraph 4 shall become immediately due and payable.

                  (ii) As used herein, "Change in Control" means any of the following events: (i) any person or group (as defined for purposes of Section 13(d) of the Securities Exchange Act of 1934) becomes the beneficial owner of, or has the right to acquire (by contract, option, warrant, conversion of convertible securities or otherwise), 20% or more of the outstanding equity securities of CSC entitled to vote for the election of directors; (ii) a majority of the Board of Directors of CSC is replaced within any period of two years or less by directors not nominated and approved by a majority of the directors of CSC in office at the beginning of such period (or their successors so nominated and approved), or a majority of the Board of Directors of CSC at any date consists of persons not so nominated and approved; (iii) the stockholders of CSC approve an agreement to reorganize, merge or consolidate with another corporation (other than Consolidated or an affiliate); or (iv) the stockholders of CSC adopt a plan or approve an agreement to sell or otherwise dispose of all or substantially all of CSC's assets (including without limitation, a plan of liquidation or dissolution), in a single transaction or series of related transactions. The effective date of any such Change in Control shall be the date upon which the last event occurs or last action taken such that the definition of such Change in Control (as set forth above) has been met. For purposes of this Employment



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Agreement, the term "affiliate" shall mean: (i) any person or entity qualified as part of an affiliated group which includes Consolidated and CSC pursuant to
Section 1504 of the Code; or (ii) any person or entity qualified as part of a parent-subsidiary group of trades and businesses under common control within the meaning of Treasury Regulation Section 1.414(c)(2)(b). Determination of affiliate status shall be tested as of the date immediately prior to any event constituting a Change in Control. The other provisions of this Paragraph 4(c)(iii) notwithstanding, the term "Change in Control" shall not mean any transaction, merger, consolidation, or reorganization in which CSC exchanges or offers to exchange newly issued or treasury shares in an amount less than 50% of the then outstanding equity securities of CSC entitled to vote for the election of directors, for 51% or more of the outstanding equity securities entitled to vote for the election of at least the majority of the directors of a corporation other than Consolidated or an affiliate thereof (the "Acquired Corporation"), or for all or substantially all of the assets of the Acquired Corporation.

                  5. TRANSPORTATION. During the term of this Employment Agreement, Employer shall continue to provide Executive with the automobile being used by the Executive as of the Amendment Effective Date. Employer shall pay all maintenance and repair expenses with respect to the automobile, procure and maintain in force at Employer's expense collision, comprehensive, and liability insurance coverage with respect to the automobile, and pay operating expenses with respect to the automobile to the extent such operating expenses are incurred in the conduct of Employer's business.



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

Employer shall also pay for all costs and expenses in transporting such automobile from Columbus, Ohio to Naples, Florida. At the end of the lease term, Executive shall be permitted to purchase such automobile in accordance with applicable Employer policy.

         6. LIFE INSURANCE, OTHER BENEFITS AND STOCK OPTIONS.

         (a) VACATION AND SICK LEAVE. During the term of this Employment Agreement, Executive shall be entitled to such periods of vacation and sick leave allowance each year which shall not be less than as provided under Employer's Vacation and Sick Leave Policy for executive officers.

         (b) GROUP PLANS, ETC. During the term of this Employment Agreement, Executive shall be entitled to participate in any group life, hospitalization, or disability insurance plan, health program, retirement plan or other executive benefit plan (other than bonus compensation or performance plans) that is generally available to senior executive officers, as distinguished from general management, of Employer. Executive's participation in and benefits under any such plan shall be on the terms and subject to the conditions specified in the governing document of the particular plan. Executive shall be entitled to 100% reimbursement of his medical and dental expenses incurred during the term of this Employment Agreement.

         (c) Any and all options to purchase shares of common stock of Employer or any of its subsidiaries under any plan of Employer or any of its subsidiaries shall remain outstanding, shall continue to vest and be and become exercisable in accordance with their terms as set forth in any applicable stock option agreement and, to the extent vested and exercisable upon termination of Executive's employment hereunder, shall remain outstanding and exercisable for 90 days thereafter.

         7. TERMINATION AND FURTHER COMPENSATION.

         (a) The employment of Executive under this Employment Agreement and the term hereof may be terminated by Employer for cause at any time. For purposes hereof; the term "cause" shall mean:

                           (A) Executive's conviction of a felony or acts of embezzlement, fraud or theft, in each case from or involving Employer or any subsidiary;

                           (B) Executive's breach of any of the Restrictive Covenants (as defined in Paragraph 9(b) below) or Executive's willful breach in a material respect of any other material provision of this Employment Agreement which failure has not been cured in all substantial respects within ten (10) days after Employer gives written notice thereof to Executive; or

                           (C) Executive's willful, wrongful engagement in any Competitive Activity (as that term is hereinafter defined).


         Any termination of Executive for "cause" shall not be effective until all the following shall have taken place:



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

                  (i) The Secretary of CSC pursuant to resolution of the Board, shall have given written notice to Executive that, in the opinion of the Board, Executive may be terminated for cause, specifying the details;

                  (ii) Executive shall have been given a reasonable opportunity to appear before the Board prior to the determination of the Board evidenced by such resolution;

                  (iii) With respect to any matters other than Executive's conviction of a felony or acts of embezzlement, fraud or theft, Executive shall neither have ceased to engage in the activity giving rise to the proposed termination for cause within thirty (30) days after his receipt of such written notice nor diligently taken all reasonable steps to that end during such thirty (30) day period and thereafter;

                  (iv) After complying with the procedures set forth in subparagraphs (i) through (iii) above, Executive shall have been delivered a certified copy of a resolution of the Board adopted by the affirmative vote of not less than three-fourths (3/4) of the entire membership of the Board finding that Executive was guilty of the conduct giving rise to the termination for cause.



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

         Any termination by reason of the foregoing shall not be in limitation of any other right or remedy Employer may have under this Employment Agreement, at law, in equity or otherwise.

         The term "Competitive Activity" shall mean Executive's participation, without the written consent of the Board, in the management of any business operation of any enterprise if such operation (a "Competitive Operation") engages in substantial and direct competition with Employer or any subsidiary. For purposes of this Employment Agreement, a business enterprise shall be considered in substantial and direct competition with Employer or any subsidiary if such business operation's sales of closeout merchandise, furniture merchandise or toy merchandise amount to ten percent (10%) or more of such business operation's total sales. "Competitive Activity" shall not include (i) the mere ownership of securities in any publicly traded enterprise and the exercise of rights appurtenant thereto or (ii) participation in management of any publicly traded enterprise or business operation thereof other than in connection with the Competitive Operation of such enterprise.

         (b) In the event of termination for "cause" set forth in subparagraph
(a) of this Paragraph 7, except as otherwise provided in Paragraph 8 of this Employment Agreement, Executive shall be entitled to no further compensation or other benefits under this Employment Agreement (other than as provided by law), except as to that portion of any unpaid salary and other benefits accrued and earned by him hereunder up to and including the effective date of such termination.

         (c) If Executive hires legal counsel with respect to any alleged failure by Employer to comply with any of the terms of this Employment Agreement, or institutes any negotiation or institutes or responds to any legal action to assert or defend the validity of or to enforce Executive's rights under, or to recover damages for breach of, this Employment Agreement, Employer shall pay Executive's expenses for reasonable attorneys' fees and disbursements, together with such additional payments, if any, as may be necessary so that the net after-tax payments so made to Executive equal such fees and disbursements; provided, that Executive shall be responsible for his own fees and expenses with respect to any lawsuit between Executive and Employer to enforce rights or obligations under this Employment Agreement in which Employer is the prevailing party. The fees and expenses incurred by Executive in instituting or responding to any such negotiation or legal action shall be paid by Employer as they are incurred, in advance of the final disposition of the action or proceeding, upon receipt of an undertaking by Executive to repay such amounts if Employer is ultimately determined to be the prevailing party.

         (d) If any amount due Executive hereunder is not paid when due, then Employer shall pay interest on said amount at an annual rate equal to the base lending rate of National City Bank, Cleveland, Ohio, or successor, as in effect from time to time, for the period between the date on which such payment is due and the date said amount is paid.


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         (e) Employer's obligation to pay Executive the compensation and to make the arrangements required hereunder shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, any setoff, counterclaim, recoupment, defense or other right that Employer may have against Executive or otherwise. All amounts payable by Employer hereunder shall be paid without notice or demand. Each and every payment made hereunder by Employer shall be final and Employer shall not seek to recover all or any part of such payment from Executive or from whosoever may be entitled thereto, for any reason whatsoever. Executive shall not be obligated to seek other employment or compensation or insurance in mitigation of any amount payable or arrangement made under any provision of this Employment Agreement, and the obtaining of any such other employment or compensation or insurance shall in no event effect any reduction of Employer's obligations to make the payments and arrangements required to be made under this Employment Agreement.

         (f) From and after any termination of Executive's employment, Executive shall retain in confidence and not use for his own benefit or on behalf of any other person or entity any confidential information known to him concerning Employer, its subsidiaries and their respective businesses so long as such information is not publicly disclosed by someone other than Executive.

         (g) Any provision in this Employment Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the



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

extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         8. EXPENSES.

         (a) Employer shall reimburse Executive during the term of this Employment Agreement for those expenses reasonably incurred by Executive in connection with his duties hereunder which are approved in advance by Employer. Executive shall furnish such documentation with respect to reimbursement to be paid under this Paragraph 8 as Employer shall reasonably request. From and after August 14, 2000, Employer shall cease payment or reimbursement of any cellular telephone expenses incurred by Executive and any expenses for security monitoring or other security services being provided to Executive; provided, however, that the security system in place at Executive's residence at 2115 Waltham Road, Columbus, Ohio, shall be maintained by Employer at its expense through the sale of such residence, but in no event beyond the term of the Employment Agreement.

         (b) Employer shall reimburse Executive for expenses reasonably incurred by Executive in connection with Executive's resignations pursuant to Paragraph 1 hereof and in connection with the negotiation and execution of this Employment Agreement.




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         9. COVENANTS OF EXECUTIVE AND EMPLOYER.

         (a) COVENANT AGAINST COMPETITION. Executive acknowledges that (i) the principal businesses of Employer include the operation of its "Odd Lots", "Big Lots", "MacFrugal's" and "Pic N' Save" discount general merchandise consumer goods retail outlets, the inventories of which are acquired primarily through special purchase situations such as overstocks, closeouts, liquidations, bankruptcies, wholesale distribution of overstock, distress, liquidation and other volume inventories, the operation of its K-B Toy, K-B Toy Works, K-B Toy Liquidator toy stores and the K-Bkids.com website, and the operation of its Big Lots Furniture and Odd Lots Furniture stores (the "Company Business"); (ii) Employer is one of the limited number of persons who has developed such business; (iii) the Company Business is national in scope; (iv) Executive's work for Employer will give him access to the confidential affairs of Employer; and
(v) the agreements and covenants of Executive contained in this Paragraph 9 are essential to the business and goodwill of Employer. Accordingly, Executive covenants and agrees that:

                  (A) While the Executive is an employee of Employer or, if later, until August 14, 2002, (the "Restricted Period"), Executive shall not in any location where Employer's or any of its subsidiaries retail stores are located throughout the United States of America, directly or indirectly, (1) engage in the Company Business for Executive's own account (other than pursuant to this Employment Agreement), (2) render any



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

                           services to any person engaged in such activities (other than Employer), or (3) or engage in any Competitive Activity (as defined above); provided, however, that the covenant against competition set forth in this Paragraph 9(a)(A) shall cease to be of any force and effect as of the first day immediately following the six-month anniversary of a Change in Control.

                  (B) While the Executive is an employee of Employer and thereafter, Executive shall keep secret and retain in strictest confidence, and shall not use for his benefit or the benefit of others, any confidential matters relating to the Company Business hereafter learned by Executive, and shall not disclose them to anyone except with Employer's express written consent and except for information which (i) is at the time of receipt, or thereafter becomes, publicly known through no wrongful act of Executive, or (ii) is received from a third party not under an obligation to keep such information confidential and without breach of this Employment Agreement.

                  (C) During the Restricted Period, the Executive shall not, without Employer's prior written consent, directly or indirectly, solicit or encourage to leave the employment of Employer or any of

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

                           its subsidiaries, any executive of Employer or any of its subsidiaries.

                  (D) All memoranda, notes, lists, records and other documents (and all copies thereof) made or compiled by Executive or made available to Executive concerning the Company Business shall be Employer's property and shall be delivered to Employer at any time on request.

                  (E) While the Executive is an employee of Employer and thereafter, (i) Executive will not make or publish any materially disparaging statements (whether written, electronic or oral) regarding, or otherwise malign the business reputation of, Employer, any of its subsidiaries or affiliates, or any employee, officer or director of any of them, and (ii) CSC will not make or publish any materially disparaging statements (whether written, electronic or oral) regarding, or otherwise malign Executive.

         (b) RIGHTS AND REMEDIES UPON BREACH. If Executive breaches any of the provisions of Paragraph 9(a) (the "Restrictive Covenants"), or a breach thereof is imminent, Employer shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which




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

rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to Employer under law or in equity:

                  (i) The right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, including, without limitation, the right to an entry against Executive of restraining orders and injunctions (preliminary, temporary or permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to Employer and that money damage will not provide adequate remedy to Employer; and

                  (ii) The right and remedy to require Executive to account for and pay over to Employer all compensation, profits, monies, accruals, increments, or other benefits derived or received by him as the result of any transactions constituting a breach of the Restrictive Covenants. Employer may set off any amounts finally determined to be due it under this Paragraph 9(b) against any amounts owed to Executive.

         (c) SEVERABILITY OF COVENANTS. Executive acknowledges and agrees that the Restrictive Covenants are reasonable in geographical and temporal scope, with respect



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

to the activities restricted and in all other respects. If it is determined that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

         (d) BLUE-PENCILLING. If it is determined that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

         (e) COVENANT REGARDING NOTICE OF SALE OF COMMON STOCK. If at any time Executive wishes to sell shares of common stock of CSC, he shall first give notice to the Chief Executive Officer of CSC of the number of shares of common stock to be sold and the proposed date or dates of the sale and, if the sale is other than a sale on an established securities exchange, the name and address of the proposed transferee and the terms and conditions of the sale. Executive acknowledges that CSC and its subsidiaries and affiliates, and their employees, directors, consultants and advisors, (i) may from time to time be in possession of material, non-public information concerning CSC and its subsidiaries and affiliates and (ii) shall have no obligation to provide (and shall not provide) any such information to Executive other than at the times, and in the manner, such information is provided to stockholders of CSC generally. Employer acknowledges that Executive shall have no obligation hereunder to obtain prior approval of any sale of



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

common stock of CSC. Executive covenants that he shall not at any time seek to obtain any material, non-public information concerning CSC or any of its subsidiaries or affiliates from any employee or director of, or consultant or advisor to, CSC or any of its subsidiaries or affiliates.

         10. WITHHOLDING TAXES. Except as otherwise provided, all payments to Executive, including the bonus compensation under this Employment Agreement, shall be subject to withholding on account of federal, state, and local taxes as required by law. Any amounts remitted by Employer to the appropriate taxing authorities as taxes withheld by Employer from Executive on income realized by Executive shall reduce the amounts payable by Employer to Executive hereunder. If any particular payment required hereunder is insufficient to provide the amount of such taxes required to be withheld, Employer may withhold such taxes from any other payment due Executive.

         11. NO CONFLICTING AGREEMENTS. Executive represents and warrants that he is not a party to any agreement, contract or understanding, whether employment or otherwise, which would restrict or would prohibit him from undertaking or performing employment in accordance with the terms and conditions of this Employment Agreement.

         12. SEVERABLE PROVISIONS. The provisions of this Employment Agreement are severable, and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction shall, nevertheless, be binding and enforceable.



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

         13. BINDING AGREEMENT. Employer shall require any successor (whether direct or indirect), by purchase, merger, consolidation, reorganization or otherwise, to all or substantially all of the business and/or assets of any of them expressly to assume and to agree to perform this Employment Agreement in the same manner and to the same extent that each of them would be required to perform if no such succession has taken place. This Employment Agreement shall be binding upon and inure to the benefit of Employer and any of its successors, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of Employer whether by sale, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the "Employer" for purposes of this Employment Agreement), but shall not otherwise be assignable or delegatable by Employer.

         This Employment Agreement shall inure to the benefit of and be enforceable by Executive and each of Executive's personal or legal representatives, executive, administrators, successor, heirs, distributees and/or legatees.

         14. NOTICES. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed, or sent by facsimile transmission or, if mailed five (5) days after the date of deposit in the United States mails as follows:




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

         (i)      if to Employer to:

                  Consolidated Stores Corporation
                  300 Phillipi Road
                  Columbus, Ohio 43228-1310
                  Attention:  Albert J. Bell, Esq., Vice Chairman and Chief
                              Administrative Officer

                  with a copy to: Chairman of the Compensation Committee of CSC

         (ii)     if to the Executive to:

                  William G. Kelley
                  2800 Gordon Drive
                  Naples, Florida 34102

                  with a copy to:

                  Randall M. Walters, Esq.
                  Jones, Day, Reavis & Pogue
                  1900 Huntington Center
                  Columbus, Ohio 43215-6113

         Any such person may by notice given in accordance with this Paragraph 14 to the other parties hereto, designate another address or person for receipt by such person of notices hereunder.


         15. WAIVER. The failure of either party to enforce any provision or provisions of this Employment Agreement shall not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof; nor prevent that party thereafter from enforcing each and every other provision of this Employment Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy shall not constitute a waiver of such party's rights to assert all other legal remedies available to it under the circumstances.

         16. MISCELLANEOUS. This Employment Agreement supersedes all prior agreements and understandings between the parties (including, without limitation, the Employment Agreement dated May 19, 1998 to which Executive is a party (the "Prior Agreement")) and may not be modified or terminated orally. No modification, termination or attempted waiver shall be valid unless in writing and signed by the party against whom the same is sought to be enforced. If Executive is successful in any proceeding against Employer to collect amounts due Executive under this Employment Agreement, Employer shall reimburse Executive for his court costs and reasonable attorneys' fees in connection therewith.

         17. GOVERNING LAW. This Employment Agreement shall be governed by and constructed according to the laws of the State of Ohio.

         18. CAPTIONS AND PARAGRAPHS HEADINGS. Captions and paragraph headings used herein are for convenience and are not a part of this Employment Agreement and shall not be used in construing it.

         19. INTERPRETATION. Where necessary or appropriate to the meaning hereof, the singular and plural shall be deemed to include each other, and the masculine, feminine and neuter shall be deemed to include each other.

         20. AMENDMENTS. Neither Employer nor Executive shall amend, terminate, or suspend this Employment Agreement or any provision hereof without the written consent of the other party.

         21. LEGAL FEES AND EXPENSES. It is the intent of Employer that Executive not be required to incur the expenses associated with the enforcement of his rights under this Employment Agreement in the event of a Change in Control by litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to Executive hereunder. Accordingly, if it should appear to Executive that Employer has failed to comply with any of its obligations under this Employment Agreement, or in the event that Employer or any other person takes any action to declare this Employment Agreement void and/or unenforceable, or institutes any litigation designed to deny, and/or to recover from, Executive the benefits intended to be provided to Executive hereunder, Employer hereby irrevocably authorizes Executive from time to time to retain counsel of his choice at the expense of Employer to represent Executive in connection with the initiation or defense of any litigation and/or other legal action, whether by or against Employer or any director, officer, stockholder, or other person affiliated with Employer in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between Employer and such counsel, into an attorney-client relationship with such counsel, and in that connection Employer acknowledges that a confidential relationship shall exist between Executive and such counsel. Employer shall pay and be solely responsible for any and all attorneys' and related fees and expenses incurred by Executive as a result of Employer or any person contesting the validity and/or enforceability of this Employment Agreement or any provision hereof.

         22. RELEASE OF CLAIMS; EFFECTIVE DATE. Contemporaneously with the execution of this Employment Agreement, Executive is executing a general release of claims in favor of CSC, its subsidiaries, affiliates, employees, officers and directors (the "Release"). This Employment Agreement shall not become effective until the Release Effective Date (as defined in the Release). In the event that Executive revokes the Release prior to the Release Effective Date, this Employment Agreement shall become null and void, such that, without limitation, neither this Employment Agreement nor the Release will have any effect on the effectiveness of the Prior Agreement.

                            [signature page follows]

         IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement, effective as of the Amendment Effective Date.

Attest:                               CONSOLIDATED STORES CORPORATION,
                                      a Delaware Corporation






/s/ Michael A Schlonsky               By: /s/ Albert J. Bell
---------------------------------         --------------------------------------
Assistant Secretary                       Albert J. Bell
                                          Vice Chairman and Chief Administrative
                                          Officer



                                      CONSOLIDATED STORES CORPORATION,
                                      an Ohio Corporation




                                      By: /s/ Albert J. Bell
                                          --------------------------------------
                                          Albert J. Bell
                                          Vice Chairman and Chief Administrative
                                          Officer





                                          /s/ William G. Kelley
                                          --------------------------------------
                                          WILLIAM G. KELLEY



337548 (7/18/00)